Exhibit 99.1

NaturalNano Announces Development of Nanocomposite Products

ROCHESTER, NY - (BUSINESS WIRE) - November 6, 2006 - NaturalNano, Inc. (OTCBB:NNAN) (FWB:N3N) (www.naturalnano.com), a nanotechnology and materials science company, today announced the Company’s strategy to focus on the nanocomposite market for its first products. The nanocomposite market is the fastest growing segment of the multi-billion dollar polymer composite market. The nanocomposite market is expected to more than double in size from $300M today to over $700M in 2010.

The Company’s first products will be a family of turn-key additives, consisting of halloysite nanotubes concentrated and mixed with different polymer materials, which will be used in the manufacture of nanocomposite materials for industries such as automotive, aerospace, electronics, and sporting goods. NaturalNano believes that these turn-key products will provide a unique combination of performance, processing, and cost advantages over nanocomposite materials currently on the market. The Company is currently running manufacturing scale trials and anticipates it will be possible to introduce its first product into the nanocomposite market in 2007.

Dr. Fleischer stated, “Many applications were identified and patents applied for during the development stage of the Company. We are focusing on the nanocomposite market as having the strongest competitive advantage and the quickest path to market for our materials. Future applications utilizing additives loaded in the nanotubes will provide NaturalNano with a significant product pipeline for the future.”

About NaturalNano, Inc.
NaturalNano, Inc. (OTCBB:NNAN) (FWB:N3N) is a nanotechnology and materials science company developing proprietary technologies and processes for adding competitive properties to a wide range of applications. These include industrial polymers, plastics and composites; and additives to cosmetics, personal care, and other products. NaturalNano holds and licenses over twenty patents and applications, as well as proprietary know-how for extraction and separation processes, compositions, and derivatives of halloysite and other nanotubes. For more information, please visit http://www.naturalnano.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements regarding future events and future performance of NaturalNano that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of NaturalNano's filings with the Securities and Exchange Commission. The most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB filed by NaturalNano provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts
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